As filed with the Securities and Exchange Commission on July 30, 2010
Registration No. 333—

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
RPM INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	02-0642224
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)
P.O. Box 777
2628 Pearl Road
Medina, Ohio 44258
(Address of Principal Executive Offices, Including Zip Code)

RPM International Inc. Amended and Restated 2004 Omnibus Equity and Incentive Plan
(Full Title of the Plan)

Edward W. Moore, Esq.
Vice President, General Counsel and Secretary
RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
(330) 273-5090
(Name, address and telephone number, including area code,
of agent for service)

Copies to:
Thomas F. McKee, Esq.
Calfee, Halter & Griswold LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114
(216) 622-8200
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
To Be	To Be	Price Per Share/	Offering	Registration
Registered	Registered	Obligation	Price	Fee
Common Stock, par value $0.01 per share(1)	6,000,000 shares(2)	$18.68(3)	$112,080,000	$7,992.00

(1)	Includes rights to purchase shares of common stock, par value $0.01 per share (the “Common Stock”), of RPM International Inc. (the “Company”) under the Company’s Rights Agreement that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the shares of Common Stock.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may be issued or become issuable under the terms of the Plan in order to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on July 29, 2010.

EXPLANATORY NOTE
     Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement filed by the Company on Form S-8 (Registration Number 333-120067) with the Securities and Exchange Commission (the “Commission”) on October 29, 2004 are hereby incorporated by reference herein. This Registration Statement is being filed to register an additional six million (6,000,000) shares of Common Stock of the Company, par value $0.01 per share, for issuance under and pursuant to the terms of the RPM International Inc. Amended and Restated 2004 Omnibus Equity and Incentive Plan (the “Plan”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents of the Company, previously filed with the Commission, are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010;

(b)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3 (Registration No. 333-108647), filed with the Commission on September 9, 2003, and any amendments and reports filed for the purpose of updating that description; and

(c)	The Company’s Registration Statement on Form 8-A, filed with the Commission on May 11, 2009, related to Rights to purchase shares of the Company’s Common Stock.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than the portions of such documents which by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.
     The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.
Item 9. Undertakings.
     (a) The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

II-1

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 29th day of July, 2010.

RPM INTERNATIONAL INC.
By:	/s/ Frank C. Sullivan
Frank C. Sullivan
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated on this 29th day of July, 2010.

Signature	Title

/s/ Frank C. Sullivan	Chairman, Chief Executive Officer and
Frank C. Sullivan	a Director (Principal Executive Officer)

/s/ Robert L. Matejka	Senior Vice President and
Robert L. Matejka	Chief Financial Officer (Principal Financial Officer)

/s/ Barry M. Slifstein	Vice President and Controller
Barry M. Slifstein	(Principal Accounting Officer)

/s/ Thomas C. Sullivan Thomas C. Sullivan	Chairman Emeritus and a Director

/s/ John P. Abizaid John P. Abizaid	Director

/s/ Bruce A. Carbonari Bruce A. Carbonari	Director

/s/ David A. Daberko David A. Daberko	Director

/s/ James A. Karman James A. Karman	Director

/s/ Donald K. Miller Donald K. Miller	Director

Signature	Title

/s/ Frederick R. Nance Frederick R. Nance	Director

/s/ William A. Papenbrock William A. Papenbrock	Director

/s/ Charles A. Ratner Charles A. Ratner	Director

/s/ William B. Summers, Jr. William B. Summers, Jr.	Director

/s/ Dr. Jerry Sue Thornton Dr. Jerry Sue Thornton	Director

/s/ Joseph P. Viviano Joseph P. Viviano	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of the Company, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-101501), as filed with the Commission on November 27, 2002.

4.2
Amended and Restated By-Laws of the Company, which are incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-14187), as filed with the Commission on April 27, 2009.

4.3
Specimen Certificate of common stock, par value $0.01 per share, of the Company, which is incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (Registration No. 333-101501), as filed with the Commission on November 27, 2002.

4.4
Rights Agreement by and between RPM International Inc. and National City Bank, as Rights Agent, dated as of April 21, 2009, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on April 27, 2009.

4.5
RPM International Inc. Amended and Restated 2004 Omnibus Equity and Incentive Plan, which is incorporated herein by reference to Appendix A to the Company’s definitive proxy statement (File No. 001-14187), as filed with the Commission on August 27, 2009.

5.1	Opinion of Calfee, Halter & Griswold LLP as to the validity of the securities being offered.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).

*	Filed herewith.

E-1